                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to references to our firm under the caption "Experts" and to the use of our report dated January 30, 1997 in the Registration Statement (Form S-3) and related Prospectus of IMCO Recycling Inc. for the registration of 3,000,000 shares of common stock.

     We also consent to the incorporation by reference therein of our report dated March 13, 1997, with respect to the consolidated financial statements of IMSAMET, Inc. for the year ended December 31, 1996, included in the Current Report on Form 8-K of IMCO Recycling Inc. dated January 21, 1997, as amended, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Dallas, Texas
September 29, 1997